                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             NU-TECH BIO-MED, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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
                              NU-TECH BIO-MED, INC.

                            SOLICITATION OF CONSENTS


To The Stockholders of
 Nu-Tech Bio-Med, Inc.:

       The Board of Directors of Nu-Tech Bio-Med, Inc. (the "Company") requests your consent in writing, without a meeting, to the following:

       (1) Authorization of the following action proposed by the Board of
Directors:

       Amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") that will effect a 1-for-__ reverse stock split of the Company's issued and outstanding Common Stock, par value $.01 per share (the "Common Stock"), whereby each __ issued and outstanding shares of Common Stock will be changed into one share of Common Stock.

       Only holders of Common Stock of record as of the close of business on May 13, 1998 (the "Record Date") are entitled to receive the accompanying Consent Solicitation Statement and Consent card and to consent to Proposal No.
1. Each stockholder is urged to sign, date and mail the accompanying Consent card as promptly as possible in the postage prepaid envelope enclosed to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York 10005.


                                      By Order of the Board of Directors


                                      David A. Sterling
                                      Secretary

May __, 1998
Wakefield, Rhode Island


                            YOUR CONSENT IS IMPORTANT

TO ENSURE YOUR CONSENT BEING COUNTED, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AS PROMPTLY AS POSSIBLE AND MAIL IT IN THE ENCLOSED ENVELOPE.

                              NU-TECH BIO-MED, INC.
                                 476 MAIN STREET
                          WAKEFIELD, RHODE ISLAND 02879

                         CONSENT SOLICITATION STATEMENT

General

       The Board of Directors of Nu-Tech Bio-Med, Inc. (the "Company") hereby requests consent from the holders of the Company's Common Stock, par value $.01 per share ("Common Stock"). Please indicate your consent by SIGNING, DATING and MAILING the enclosed Consent card ("Consent") to the Company's transfer agent, American Stock Transfer & Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005.

       This Consent Solicitation Statement and the accompanying form of Consent are first being mailed on or about May , 1998 to holders of record of Common Stock as of the close of business on May 13, 1998 (the "Record Date").

       Requests for information or documents may be directed to the attention of Lee Ann DeRita at (401) 789-9995 or by delivery in writing to the Company at its principal executive office located at 476 Main Street, Wakefield, Rhode Island 02879.

Contents

       The Board of Directors of the Company has proposed an amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to effectuate a 1-for-__ reverse stock split ("Reverse Split") of the Common Stock whereby each __ shares of issued and outstanding Common Stock will be changed into one share of Common Stock. See "Proposal No. 1 - Reverse Split of Common Stock" below for a more complete description of the proposed amendment and the reasons therefor.

       The General Corporation Law of Delaware requires that amendments to a corporation's certificate of incorporation be approved by stockholders entitled to vote thereon, as well as the Board of Directors. Accordingly, the Company is hereby soliciting consent from the holders of its Common Stock to Proposal No.
1. Proposal No. 1 requires the consent of persons holding not less than a majority of the issued and outstanding Common Stock on the Record Date.

Solicitation, Voting and Revocability of Consents

       As of the Record Date, an aggregate of 47,783,433 shares of Common Stock were issued and outstanding. Only holders of record of Common Stock as of the close of business on the Record Date are entitled to consent to Proposal No. 1. Each share of Common Stock is entitled to one vote on Proposal No. 1. The shares of Common Stock for which properly executed Consents in the accompanying form are received will, if no contrary instruction is received, be deemed submitted FOR Proposal No. 1.

       SECTION 228(C) OF THE GENERAL CORPORATION LAW OF DELAWARE REQUIRES THAT EACH CONSENT HAVE A DATED SIGNATURE OF EACH STOCKHOLDER WHO SIGNS THE CONSENT. AN UNDATED CONSENT CANNOT BE USED. In addition, under Section 228(c), none of the Consents will be effective to approve Proposal No. 1 unless Consents from holders of record on the Record Date owning the minimum number of shares required to approve such proposal have been received within the 60 day period following the first dated Consent which is received (the "Consent Solicitation Period"). The Consent card provided may be executed by the record holder or pursuant to authority given by the written proxy of any record holder.

       Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used by the Company. If, prior to the earlier of the date on which the Company has received Consents from persons holding the minimum number of shares of Common Stock required to approve Proposal No. 1 or the end of the Consent Solicitation Period, the Company receives a written notice of revocation of a Consent or receives a duly executed Consent bearing a later date, any earlier dated consent will be revoked.

       The Company will bear the cost of the solicitation of Consents by the Board of Directors. The Company may use the services of its executive officers and certain Directors to solicit consents from stockholders in person and by mail, telephone and facsimile. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send Consent cards, Consent Solicitation Statements and other material to the beneficial owners of the Company's Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       Set forth below is certain information as of the Record Date with respect to the ownership of Common Stock by (i) the persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the beneficial owner of more than five percent of the Common Stock (calculated based upon 47,783,433 shares of Common Stock outstanding as of the Record Date), (ii) each director and each executive officer, and (iii) directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the securities listed opposite such individual's name.


NAME AND ADDRESS                               AMOUNT OF AND NATURE                               PERCENTAGE
OF BENEFICIAL OWNER                            OF BENEFICIAL OWNERSHIP                             OF CLASS
-------------------                            -----------------------                             --------
J. Marvin Feigenbaum                                745,316(1)                                        1.5%
476 Main Street
Wakefield, RI 02879

David A. Sterling                                    14,809(2)                                          *
476 Main Street
Wakefield, RI 02879

Chriss W. Street                                     10,309(3)                                          *
Chriss Street & Company
1111 Bayside Drive Suite 100
Corona del Mar, CA 92625

Robert B. Fagenson                                   10,309(3)                                          *
19 Rector Street
New York, NY 10006

All Executive Officers
and Directors as a Group
 (4 persons in number)                              780,743(4)                                        1.6%


---------------
*        Less than 1%.

(1) Includes (i) 9,999 shares of Common Stock owned by Mr. Feigenbaum; (ii) 45,316 shares of Common Stock held in a trust for the benefit of a minor child of Mr. Feigenbaum, as to which shares Mr. Feigenbaum disclaims beneficial ownership;

         (iii) 54,500 options owned by the Feigenbaum Foundation, as to which options Mr. Feigenbaum disclaims a beneficial interest in; and (iv) options and warrants to purchase an aggregate of 595,500 shares of Common Stock. The number of shares subject to options and warrants held by Mr. Feigenbaum and related parties, and the respective exercise prices per share (as well as all other outstanding options and warrants), would be adjusted pursuant to the Reverse Split.

(2) Includes options to purchase 13,309 shares of Common Stock under the Corporation's Non-Employee Director Plan.

(3) Constitutes options to purchase 10,309 shares of Common Stock under the Corporation's Non-Employee Director Plan.

(4) Includes the shares subject to options referred to in (1), (2) and (3) above.

                                 PROPOSAL NO. 1

                         REVERSE SPLIT OF COMMON STOCK

General

       The Board of Directors has unanimously approved, and recommended stockholder approval of, an amendment to Article FOURTH of the Certificate of Incorporation that will effect the Reverse Split. The text of the amendment is set forth on Exhibit A attached hereto. The amendment, if adopted, will be effected through the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. Such filing shall be made on such date as the Board, in its sole discretion, determines (but in any event not later than September 30, 1998) and will be effective at 5:00 p.m. Eastern Time, on the date of filing.

       As a result of the Reverse Split, the number of shares of Common Stock held by each stockholder at the effective time of the Reverse Split will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by __. In addition, shares of Common Stock that are reserved for issuance upon the exercise of outstanding options and warrants, and the respective exercise price per share, would be adjusted pursuant to the Reverse Split, such that the number of shares would be decreased and the exercise price would be increased accordingly.

       Notwithstanding receipt of Consents sufficient to approve the Reverse Split, if, for any reason, the Board of Directors deems it advisable to do so, the Company may abandon the Reverse Split at any time prior to the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment effecting the Reverse Split without further action by the stockholders of the Company.

Reasons for Proposal

       The Company's Common Stock has been continuously listed on the Nasdaq SmallCap Market since December 20, 1994. From October 1992 until that date, the Common Stock had been listed on the Nasdaq Electronic Bulletin Board. Since August 1997, the Common Stock has consistently traded on the SmallCap Market below $1.00. The Nasdaq Stock Market requires, as a condition to continued listing of securities on the SmallCap Market, that (among other things) the listed securities trade at or above a bid price of $1.00 per share. Until recently, however, securities which did not meet this minimum bid price requirement could nevertheless continue to be listed on the SmallCap Market so long as the value of the public float (defined as the value of those shares owned by persons other than the issuer's executive officers, directors and 10% stockholders) exceeded $1,000,000. Since the value of the Company's public float has at all times after commencement of trading on the SmallCap Market exceeded $1,000,000, the Common Stock has continued to be listed on the SmallCap Market based on the alternative criteria. However, under new rules adopted by Nasdaq which became effective on February 23, 1998, the public float value, as an alternative to the minimum $1.00 bid price for continued listing, has been eliminated. The Company has been advised by Nasdaq that, because the closing bid price of the Common Stock was below $1.00 for the 30 consecutive trading days preceding February 23, 1998, the Common Stock will be subject to delisting unless the closing bid price equals or exceeds $1.00 per share for a period of ten consecutive trading days ending on or before May 28, 1998. The closing bid price of the Common Stocks on the Record Date, as reported by the SmallCap Market, was $_______. It is anticipated that the Reverse Split will cause the market price of the Common Stock to increase to a price in excess of the $1.00 minimum bid price required for continued listing on the SmallCap Market, although there is no assurance that the increase in the market price following effectiveness of the Reverse Split will be in direct proportion to the 1:__ ratio of the Reverse Split.

         The Board believes that the continued listing of the Common Stock on the SmallCap Market is important for the marketability of the Common Stock and the prestige of the Company in the financial community. If the Reverse Split is not implemented, the Common Stock, in all likelihood, will be delisted from the SmallCap Market. If the Common Stock is delisted, the Common Stock will likely be quoted in the "pink sheets" maintained by National Quotation Bureau, Inc. or on the NASD Electronic Bulletin Board (if the Common Stock is listed thereon). In such event, the spread between the bid and asked prices of a share of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trading of shares of Common Stock.

         Notwithstanding effectuation of the Reverse Split, if approved, there is no assurance that the Company will be able to comply with the standards for continued listing of securities on the Nasdaq SmallCap Market for any extended period. For instance, if the Company fails to file on a timely basis reports required to be filed with the Securities and Exchange Commission (the "Commission") the Common Stock would be subject to delisting. (For further information with respect to the Company's failure to file its Annual Report on Form 10-K for the year ended December 31, 1997 and Nasdaq's commencement of delisting proceedings as a result thereof, see "Pending Delisting Proceedings Resulting from Failure to File 1997 Form 10-K" below). Furthermore, if the closing bid price of the Common Stock were to decline below $1.00 for a consecutive 30-day period subsequent to effectiveness of the Reverse Split, the Common Stock would again be subject to delisting. In addition, if the Company were unable to comply with the other requirements for continued listing of securities on the SmallCap Market (including, but not limited to, having net tangible assets of at least $2,000,000), the Common Stock would also be subject to delisting.

         Apart from addressing the Company's desire to maintain listing of the Common Stock on the SmallCap Market, the Reverse Split will also have the added benefit of rectifying the existing shortage of authorized and unissued shares of Common Stock which are needed to satisfy the future conversion of currently issued and outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"). During November and December 1996, the Company completed a private placement of an aggregate of 14,000 shares of Series A Preferred Stock in which gross proceeds of $14 million were raised. Each share of Series A Preferred Stock, by its terms, is convertible into such number of shares of Common Stock as shall equal $1,000 divided by a conversion rate ("Conversion Rate") equal to the lesser of (ii) $17.50 and (ii) 75% of the average of the closing bid prices of a share of Common Stock as reported by the Nasdaq SmallCap Market for the five trading days prior to the date that the holder's notice of conversion and certificates for the shares of Series A Preferred Stock to be converted are received by the Company. Through the Record Date, an aggregate of 45,099,336 shares of Common Stock were issued upon conversion of approximately 11,174 shares of Series A Preferred Stock. Based upon on assumed Conversion Rate of $_____ (i.e., 75% of the average of the closing bid prices of the Common Stock on the Nasdaq SmallCap Market during the five trading days ending on the Record Date), the Company would be obligated to issue up to an additional __________ shares of Common Stock upon conversion of the remaining shares of Series A Preferred Stock issued and outstanding. The Company is presently authorized to issue 50,000,000 shares of Common Stock. As of the Record Date, the Company had 47,783,433 shares of Common Stock issued and outstanding; an additional 1,723,395 shares are reserved for issuance under options, warrants and other rights to purchase Common Stock. In view of the number of shares of Common Stock that are presently issued and outstanding and reserved for issuance, the Company, under the provisions of its Certificate of Incorporation, does not have a sufficient number of authorized and unissued shares of Common Stock to issue upon future conversions of the issued and outstanding Series A Preferred Stock. As a result, the Company has been advising holders of Series A Preferred Stock who have requested conversion of their shares that it cannot legally comply with these requests.

         The Reverse Split will eliminate this problem. The Company estimates that, because the Reverse Split will reduce the issued and outstanding shares of Common Stock of the Company to approximately _______, there will be approximately 49,000,000 unreserved shares of Common Stock available following the Reverse Split for future issuances, including conversion of the remaining Series A Preferred Stock. Accordingly, the Company should have a sufficient number of authorized but unissued shares following the Reverse Split to satisfy all future conversions.

Pending Delisting Proceedings Resulting
from Failure to File 1997 Form 10-K

         The Reverse Split is being proposed, in part, to address the $1.00 minimum bid requirement for continued listing of the Common Stock on the Nasdaq SmallCap Market. However, as mentioned above, there are a number of other requirements for continued listing of Common Stock on Nasdaq, including a requirement that the issuer file on a timely basis with the Commission all reports required to be filed under the Securities Exchange Act of 1934, as amended. The Company has, as of the date hereof, not filed its Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K"). The 1997 Form 10-K was required to be filed with the Commission by no later than April 15, 1998. As a result of the Company's failure to file the 1997 Form 10-K on a timely basis, Nasdaq notified the Company by letter dated April 17, 1998 that it was commencing delisting proceedings with respect to the Common Stock. Upon receipt of such notification, the Company requested (as is permitted under Nasdaq rules) that Nasdaq conduct a hearing at which the proposed delisting would be reviewed. The hearing is scheduled for May 14, 1998. Pending a decision following the hearing, the Common Stock will continue to be listed on the SmallCap Market.

         The inability of the Company to file the 1997 Form 10-K has been caused by a delay in the Company engaging new independent auditors who will audit the Company's financial statements for the year ended December 31, 1997. The Company anticipates that it will engage new auditors shortly and that the audit of the 1997 financial statements will be completed by no later than June __, 1998. The Company will file the 1997 Form 10-K as promptly as practicable following completion of the audit. However, there is no assurance that Nasdaq will give the Company additional time to file the 1997 Form 10-K (as well as the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "March 31, 1998 Form 10-Q"), which is required to be filed with the Commission on or before May 15, 1998 but which will not be filed by the Company until the 1997 Form 10-K is filed) in order to maintain listing of the Common Stock or that, if given additional time to file the 1997 Form 10-K (and March 31, 1998 Form 10-Q), the Company will be able to make such filings within the additional time allotted. In the event the Company is not given additional time to make such filings, or is unable to make such filings within any additional time allotted, the Common Stock will be delisted from the SmallCap Market, notwithstanding approval and effectuation of the Reverse Split. In the event the Common Stock is delisted from the SmallCap Market as a result of the pending delisting proceedings prior to effectuation of the Reverse Split, the Company nevertheless intends to proceed with seeking approval of the Reverse Split and, if it is approved, its effectuation.


Treatment of Fractional Shares

         No certificates or scrip representing fractional shares of Common Stock will be issued to stockholders because of the Reverse Split. Rather, each stockholder who would otherwise receive a fractional share of Common Stock as a result of the Reverse Split will receive, in lieu of such fractional share interest, an amount of cash equal to the average of the closing bid prices of the Common Stock on the Nasdaq SmallCap Market (or, if the Common Stock has been delisted from the SmallCap Market prior to effectuation of the Reverse Split, the average of the daily bid prices quoted either on the Nasdaq OTC Bulletin Board if the Common Stock is quoted thereon following delisting from the SmallCap Market, or by National Quotation Bureau) for the five trading days immediately prior to, and including, the effective date of the Reverse Split multiplied by the number of shares of Common Stock held by such holder that would otherwise have been exchanged for each fractional share.

Effects on Percentage Ownership of Common Stock;
Potential Dilution Resulting From Other Possible Issuances

         The Reverse Split will not, in and of itself, affect the percentage ownership interest of any holder of Common Stock in the Company, except for minor differences resulting from fractional shares.

However, because holders of Series A Preferred Stock would, following the Reverse Split, again be entitled to convert their shares of Series A Preferred Stock into Common Stock in accordance with the provisions of the Certificate of Designations applicable to the Series A Preferred Stock, existing holders of Common Stock are likely to experience substantial dilution as a result thereof. As is currently the case, the Conversion Rate following the Reverse Split would be determined by dividing $1,000 by 75% of the average of the closing bid prices of the common stock for the five trading days prior to the date of conversion (the "Post-Split Five Day Average Price"). The following table illustrates the number of additional shares of Common Stock that would potentially be issuable to the holders of the remaining Series A Preferred Stock at various Post-Split Five Day Average Prices following the Reverse Split:

If Post-Split
Five Day                       Shares of Common Stock (on a post-Reverse Split basis)
Average Price is:              issuable to holders of Series A Preferred Stock

     $8.00                                    470,948

     $7.00                                    538,227

     $6.00                                    627,931

     $5.00                                    753,518

     $4.00                                    941,897

     $3.00                                  1,255,863

     $2.00                                  1,883,795

     $1.00                                  3,767,590

     $ .50                                  7,535,181

         Furthermore, the Company may be obligated to issue additional shares of Common Stock to the holders of Series A Preferred Stock under the terms of the Certificate of Designations applicable to the Series A Preferred Stock, and a registration rights agreement entered into by the Company and the individual purchasers of the Series A Preferred Stock. Pursuant to those documents, the Company agreed that it would use its best efforts to file with, and have declared effective by, the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred
Stock (the "Conversion Shares") within 120 days of receipt of a demand notice from the holders of a majority of the shares of Series A Preferred Stock outstanding. Under the Certificate of Designations, in the event the registration statement was not declared effective within such 120 day period, the then applicable Conversion Rate would be reduced by multiplying the five day average price by 65% rather than 75%. In addition, for each 30 day period beyond the 120-day period that the registration statement was not declared effective, the percentage multiplier applicable in determining the Conversion Rate was subject to a further reduction of 2%, up to an aggregate of 12%.

         The Company filed a registration statement relating to the Conversion Shares in December 1996, but withdrew the registration statement in February 1997. The Company subsequently filed a new registration statement in April 1997 relating to the Conversion Shares, which was declared effective by the Commission on July 23, 1997. In October 1997, the Company notified holders of the Series A Preferred Stock that it was suspending further sales of Conversion Shares pursuant to the registration statement pending the preparation and filing by the Company of a post-effective amendment to the registration statement that includes current information relating to the acquisition by the Company of Physicians Clinical Laboratory, Inc., which was effective on October 3, 1997. As of the date hereof, no post-effective amendment to the registration statement has been filed.

         The Company believes that the filing of both the December 1996 and April 1997 registration statements was made without having a requisite demand made upon it and, accordingly, that no adjustment to the Conversion Rate is required.

         Two entities holding an aggregate of 900 shares of the issued and outstanding Series A Preferred Stock have commenced an action against the Company, its President and Chief Executive Officer and a director in the United States District Court for the Southern District of New York (Gorra Holding and Barras Investment v. Nu-Tech Bio-Med, Inc. et al., 98 Civ. 764) seeking damages arising out of the alleged failure of the Company to meet certain obligations to register the Conversion Shares. Although the Company believes that it has satisfied its obligations to register the Conversion Shares in all material respects, there can be no assurance that the Company will prevail in this action or in any other proceeding which may be brought by other holders of the Series A Preferred Stock.

         Although sales of Conversion Shares may not currently be made pursuant to any registration statement, holders of Conversion Shares may be entitled to sell such shares publicly pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). Under Rule 144, holders of Conversion Shares may sell, during any three month period prior to the second anniversary of the sale of the shares of Series A Preferred Stock which were converted into such Conversion Shares, the greater of 1% of the total number of shares of Common Stock issued and outstanding and the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market for the four full calendar weeks preceding the date of sale. Commencing on the second anniversary of the date of sale of the Series A Preferred Stock, holders who are not affiliates of the Company may sell Conversion Shares without being subject to any volume limitation. However, in order for a holder of Conversion Shares to sell any such shares pursuant to Rule 144 prior to the second anniversary of the date of sale of the Series A Preferred Stock to which such Conversion Shares relate, the Company must be current in its filings with the Commission. As noted above, the Company is not current in its filings at this time because of its failure to file the 1997 Form 10-K. Consequently, the Company will not honor attempted sales of Conversion Shares pursuant to Rule 144 until such time as the 1997 Form 10-K (as well as the March 31, 1998 Form 10-Q) is filed with the Commission.

         In addition to the potential issuance of additional shares of Common Stock as a result of conversion of Series A Preferred Stock following the Reverse Split, the Company may issue additional shares of Common Stock as a result of a price adjustment provision relating to the purchase, effective October 21, 1996, of the assets of Prompt Medical Billing, Inc. ("Prompt Medical"), the Company's billing subsidiary. Pursuant to the purchase agreement with the seller of Prompt Medical, a portion of the consideration paid consisted of 37,504 shares of restricted Common Stock. However, the agreement requires the Company, in the event the market value of those shares is less than $500,000 on October 21, 1998, either to (i) issue such number of additional shares of Common Stock as may be required to increase the fair market value of the total number of shares delivered to the seller to $500,000 or (ii) pay additional cash consideration in an amount equal to the difference between $500,000 and the fair market value of the 37,504 shares (which number of shares shall be adjusted for the Reverse Split, if it is effectuated) on October 21, 1998. The fair market value of the 37,504 shares of Common Stock, based on the closing bid price of the Common Stock on the Record Date, is $_______. Management is unable to predict at this time whether the Company, if the fair market value of the 37,504 shares issued to the seller is less than $500,000 on October 21, 1998, will satisfy its obligation through the delivery of additional shares of Common Stock or payment of cash. In the event the Company elects to satisfy its obligation through the issuance of additional shares, the percentage ownership of each holder of Common Stock at the time will be further diluted.

Other Effects of Reverse Split

         The Company has previously issued, and has outstanding, various options, warrants and rights to purchase an aggregate of 1,723,395 shares of its Common Stock. If the Reverse Split is implemented, both the exercise price per share and the number of shares subject to each option, warrant and right will be appropriately adjusted. All of the outstanding options, warrants and rights are currently substantially "out-of-the-money". The Company has agreed to issue, following effectiveness of the Reverse Split, to a person who loaned the Company $250,000 in March 1998 warrants to purchase 44,000 shares of Common Stock (stated on a post-Reverse Split basis) at an exercise price equal to the closing bid price of the Common Stock on the first business day following effectiveness of the Reverse Split. In addition, the Company has agreed to reduce the exercise prices of warrants to purchase an aggregate of 100,000 shares of Common Stock held by certain persons related to the lenders (or 2,000 shares, stated on a post-Reverse Split basis) to the same price.

         The Reverse Split is likely to result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transaction on "round-lots" of even multiples of 100 shares.

         Although the number of record holders of the Common Stock as of the close of business on the Record Date was __________, the Company estimates that the number of beneficial owners of the Common Stock is approximately _______. The Company does not anticipate that the Reverse Split will result in a significant reduction in the number of beneficial owners. One of the requirements for continued listing of the Common Stock on the Nasdaq SmallCap Market is that there be at least 300 beneficial owners of 100 or more shares of Common


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
Stock. Although the Reverse Split is not expected to effect the Company's ability to comply with the beneficial owner requirement for continued listing on the Nasdaq SmallCap Market, there can be no assurance that this will be the case.

         Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent to the Reverse Split.

         There will be no change to the number of shares of authorized Preferred Stock, par value $.01 per share, in connection with the Reverse Split. There are currently 2,000,000 shares of Preferred Stock authorized.

Federal Income Tax Consequences

         The following description of federal income tax consequences is for general information only and does not address foreign, state or local tax consequences that may be relevant to a particular stockholder. Accordingly, each stockholder is urged to consult his or her own tax adviser to determine the particular consequences to such stockholder of the Reverse Split.

         The Reverse Split should not result in the recognition of gain or loss (except with respect to cash received for fractional shares as described below). The holding period of the shares of post-Reverse Split Common Stock will include the holding period for the shares of pre-Reverse Split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-Reverse Split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor, reduced by the basis applicable to the receipt of cash in lieu of fractional shares described below.

         A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to such stockholder and then immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss to the extent of the difference between the amount of cash received and the basis allocable to the fractional share.

Statutory Accounting Consequences

         The par value of the Common Stock will remain at $.01 per share following the Reverse Split. Consequently, the reduction in the number of shares issued and outstanding as a result of the Reverse Split will cause the aggregate par value of the outstanding Common Stock to be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock will be correspondingly increased for statutory accounting purposes under the Delaware General Corporation Law. Although it is currently expected that this increase in capital in excess of par value will continue to be treated as capital for statutory accounting purposes, the Board of Directors of the Company has the authority to transfer some or all of such increased capital in excess of par value from its statutory capital account to surplus. The additional statutory surplus created thereby would then be available for general corporate purposes without any further action by the stockholders. The Company currently has no plans to use any surplus so created.

Exchange of Stock Certificates

         As soon as practicable after the effective date of the Reverse Split, the Company will send a letter of transmittal to each stockholder of record as of the close of business on the effective date for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, American Stock Transfer & Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the approximate number of whole shares of post-Reverse Split Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

         Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Split, plus a check for the amount due in lieu of fractional shares, if any. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer. No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

               MANAGEMENT RECOMMENDS A CONSENT FOR PROPOSAL NO. 1


                                        By order of the Board of Directors

                                        David Sterling
                                        Secretary

                                                                       EXHIBIT A


         Article FOURTH of the Amended and Restated Certificate of Incorporation is proposed to be further amended by adding a new paragraph at the end thereof reading as follows:

            "2. Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of Delaware, and effective as of 5:00 p.m., EST on the date of filing (referred to herein as the "Effective Time"), every __ shares of Common Stock issued and outstanding as of the Effective Time shall automatically, and without any action on the part of the stockholders, be converted and combined into one share of validly issued, fully payable and non-assessable share of Common Stock, par value $.01 (the "Reverse Split"). In the case of a holder of shares not evenly divisible by __, such holder shall receive, in lieu of any fraction of a share, a cash payment equal to the average of the closing bid prices, as reported by the NASDAQ SmallCap Market (or, if the Common Stock is not listed on the SmallCap Market as of the Effective Time, the daily bid prices of the Common Stock as reported by National Quotation Bureau or, if the Common Stock is listed on the Nasdaq Electronic Bulletin Board ("NEBB"), as reported by the NEBB), for the Common Stock on the five trading days ending on the day of the Effective Time multiplied by that number of shares of Common Stock that would otherwise have been converted into such fraction of a share. As of the Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split shall be deemed to represent the number of new shares into which the old shares are convertible and the right to recover a cash payment in lieu of any fractional shares."

                             NU-TECH BIO-MED, INC.

                                     CONSENT

               THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

               Stockholders should not send any Stock Certificates with this Consent card. Stockholders are urged to mark, sign, date and mail promptly this Consent card in the envelope provided.

               THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT, AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT ON PROPOSAL NO. 1 IF NOT INDICATED TO THE CONTRARY.

               EACH CONSENT MUST BE SIGNED AND DATED. Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to sign and date this Consent card.

               The Board of Directors of Nu-Tech Bio-Med, Inc. RECOMMENDS CONSENT on Proposal No. 1.

                               [See Reverse Side]

            PLEASE INDICATE CONSENT BELOW to the following Proposal:

            PROPOSAL NO. 1. Amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation providing for a 1-for-__ reverse split of the Common Stock.

          [ ] CONSENT         [ ] CONSENT WITHHELD         [ ] ABSTAIN



                                  SIGNATURE(S)

 ...............................................................................

 ...............................................................................

 ...............................................................................

Date: ..............., 1998